RESPEC

Consent of Thomas Dyer, PE

In connection with American Battery Technology Company's anticipated filing of a Current Report on Form 8-K (the "Form 8-K"), the undersigned consents to:

i. the filing of the technical report summary titled "Initial Assessment with Engineering Economics for the Tonopah Flats Project, Esmeralda and Nye Counties, Nevada, USA" (the "IA"), with an effective date of December 11, 2023, as an exhibit to and referenced in the Form 8-K;

ii. the incorporation by reference of the IA in the annual report on Form 10-K for American Battery Technology Company for the fiscal year ending June 30, 2024 (the "Form 10-K"), any other periodic reports filed by the company, and to the extent practicable in the Registration Statements on Form S-3 (333-238803) and Form S-8 (No. 333-205024 and No. 333-262857) (the "Registration Statements"), including any amendments or supplements thereto;

iii. the use of and references to our name in connection with the IA, Form 8-K, Form 10-K and the Registration Statements; and

iv. the information derived, summarized, quoted, or referenced from the IA, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 8-K, Form 10-K, other periodic reports, or the Registration Statements.

RESPEC Company, LLC, is responsible for authoring, and this consent pertains to, the following Sections of the TRS: All sections of the report.

Dated: December 21, 2023

By: /s/ RESPEC Company, LLC

Name: Thomas L. Dyer